CONTACT:
Lou Anne J. Nabhan
(804) 418-7745
Louanne.nabhan@hamiltonbeach.com
For Immediate Release
Tuesday, October 15, 2019

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES WIND DOWN OF KITCHEN COLLECTION RETAIL BUSINESS

Glen Allen, Virginia, October 15, 2019 - Hamilton Beach Brands Holding Company (NYSE: HBB) today announced the wind down of the retail operations of its subsidiary, The Kitchen Collection, LLC, and the closure of all of its 160 stores by the end of 2019.
Conway MacKenzie is serving as financial advisor and Hilco Merchant Resources will assist management during the sale process of Kitchen Collection inventory and store fixtures. Sales will commence at all Kitchen Collection stores in the next few days and continue through the holiday selling season. Kitchen Collection has approximately 800 employees.
Gregory H. Trepp, president and chief executive officer of Hamilton Beach Brands Holding Company, said, “Kitchen Collection has been taking steps for some time to enhance its position and prospects by reducing its store portfolio to a core that we expected would support longer term profitability. While operating losses have moderated from the prior year in the first half of 2019, Kitchen Collection continues to experience decreased comparable store sales as a result of declining foot traffic due to the consumer shift to e-commerce sales. Despite our best efforts to return Kitchen Collection to profitability through footprint consolidation, further deterioration in foot traffic has lowered our outlook for the prospects of a future return to profitability and positive cash flow generation. We have evaluated strategic alternatives to maximize the value of the Kitchen Collection business and reached the difficult but necessary decision that it is in the best interests of the company and all of its stakeholders to wind down the business by the end of 2019. We deeply appreciate the outstanding hard work and dedication our Kitchen Collection leaders and employees have devoted to the business and to our customers.”

About Hamilton Beach Brands Holding Company

Hamilton Beach Brands Holding Company is an operating holding company for Hamilton Beach Brands, Inc. and The Kitchen Collection, LLC. Hamilton Beach Brands is a leading designer, marketer and distributor of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. Kitchen Collection is a national specialty retailer of kitchenware primarily in outlet malls throughout the United States. For more information about Hamilton Beach Brands Holding Company and its subsidiaries, visit the Company’s website at www.hamiltonbeachbrands.com.

Forward Looking Statements

The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. The forward-looking information in this press release could be affected by many factors, including, without limitation, disruptions in operations, supplier relationships and employee relations given the decision to wind down Kitchen Collection’s operations, unanticipated developments that may prevent or delay wind down activities, changes in financial markets, and other factors listed in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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